Exhibit 99.1
Shareholder Letter

A message from our Chief Executive Officer

BACKGROUND

For more than 50 years, Credit Acceptance Corporation1 has made vehicle ownership possible by providing innovative financing solutions that enable automobile dealers to sell vehicles to consumers regardless of their credit history. We provide our nationwide network of dealers the ability to sell a vehicle to a consumer who, without us, they might otherwise have had to turn away.

The auto finance market is large and fragmented, with $1.5 trillion in outstanding loan balances as of December 31, 2024. We compete with banks, credit unions, auto finance companies affiliated with auto manufacturers, independent auto finance companies, and “buy here, pay here” dealers. Our value proposition in the market is unique for two reasons. First, consumers are not denied the opportunity to purchase a vehicle based on their credit history. Vehicles are necessary in most areas of the country. By providing access to credit,2 we make it possible for consumers to purchase vehicles needed to maintain or find better employment, attend school, access health care, and buy more affordable groceries and other necessities. Second, for most of the vehicle sales we finance, the dealer shares in the cash flows from the loan after the loan is assigned to us.3 Dealers receive 80% of collections throughout the life of a loan. This compensation plan is a critical element of our success as it creates an alignment of interests between Credit Acceptance, the dealer, and the consumer. Through Credit Acceptance, the dealer directly benefits if the consumer’s loan is repaid and the consumer builds or rebuilds their credit. Our program incentivizes the dealer to sell a quality vehicle at a price the customer can afford and that will last at least the term of the loan.

Our customers are individuals like Vivien H. from Dundalk, Maryland. Vivien is an elementary school assistant, a role that requires her to consistently and timely show up for children with disabilities and special needs. After totaling her vehicle in an accident, she was left without reliable transportation. She initially relied on others for rides to work, a situation that quickly became unreliable and stressful. She needed a new vehicle, but worried about her ability to secure financing due to her poor credit history. Her fears were confirmed when she was turned down for financing multiple times. Discouraged but not defeated, she found a dealership who approved her to finance a vehicle through Credit Acceptance. Vivien described the moment she was approved for financing as “awesome” and a turning point in her life. With a reliable vehicle, she regained her independence.

1 I also refer to Credit Acceptance Corporation as “Credit Acceptance”, “the Company”, “we”, or “us” throughout this letter.

2 Our company, like most of our competitors, is an indirect auto finance company, which means the financing contract is originated by the auto dealer and immediately assigned to us in exchange for compensation.

3 The transaction between the dealer and the consumer is not a loan, but instead something called a retail installment contract. However, for simplicity and to conform to the language commonly used in the industry and used in our disclosures, I will refer in this letter to retail installment contracts as “loans” and to indirect auto finance companies as “lenders.”

Vivien’s car ownership journey was not without challenges. After financing her vehicle, she experienced an injury that required multiple surgeries and physical therapy, disrupting her ability to work steadily. Throughout this challenging period, she worked with Credit Acceptance to establish manageable payment plans, helping her regain financial stability. When it comes time to finance another vehicle, Vivien plans to use Credit Acceptance again, knowing she would be supported by a team that listens and puts her at ease, even in the face of unexpected difficulties.

While Vivien’s story is inspiring, she’s far from alone. Our potential market is huge—adults with no credit history (credit invisible), with limited credit information available through the credit bureaus (a thin file), and subprime credit are often ignored by mainstream lenders and have limited credit choices.

An industry white paper published in 2022 citing Experian® data placed adults in the United States into the following credit categories:

•11% (28 million) have no credit score and are considered credit invisible.
•An additional 8% (21 million) have thin credit files or a limited credit history and are unscorable.
•Approximately 22% (57 million) have a credit profile that is considered subprime.
•An additional 14% (35 million) have credit profiles considered near prime.
•Only 44% (114 million) have prime credit.

Credit Acceptance makes it possible for all of these individuals to finance a vehicle—a life-changing opportunity for many.

We also provide our dealers with a unique opportunity to grow their businesses and improve their financial futures. A business relationship with Credit Acceptance creates incremental profit for the dealer, and the potential for incremental repeat and referral business. We have helped thousands of dealers build their businesses and continue to strengthen our dealer relationships.

Our dealers are business owners like Nate W. of Integrity Auto in Ocean Springs, Mississippi. In 2015, after being laid off, Nate partnered with a friend to launch Integrity Auto. They began with a small gravel lot and just 10 vehicles, offering financing through a single source for customers with good credit. Many potential buyers with poor credit visited their lot but, without financing options for them, Nate had to turn them away. To solve this problem, Nate enrolled with Credit Acceptance and gained the ability to offer financing to all customers regardless of their credit history. Integrity Auto started by financing 6-8 vehicles per month through us and grew that number to over 30 per month, closing 16 pools.4 With increased sales and stable cash flow from Credit Acceptance, Integrity Auto opened a second, larger location and continued to grow through repeat customers and referrals.

4 Pools are groups of either 50 or 100 loans assigned under the Portfolio Program.

HISTORY

Our business model has been quite successful over time. The three pillars of our success are: (1) our purpose; (2) our long-term strategy and goals; and (3) our values and beliefs.

First, our purpose is to make vehicle ownership possible by providing innovative financing solutions that enable automobile dealers to sell vehicles to consumers regardless of their credit history. Arising from this purpose is our North Star: to create intrinsic value by positively changing the lives of dealers, consumers, team members, investors, and our communities. To do so, we must offer a great product and build a successful, profitable business. And when we serve our constituents well—when we change their lives in positive ways—our business thrives.

Don Foss founded Credit Acceptance in 1972 on these beliefs. Don had learned early in his career as an auto dealer that many individuals could not acquire vehicles they need due to their lack of credit. Don witnessed traditional lending sources unfairly misjudge credit-impaired and credit-invisible applicants, assuming the applicants’ less-than-prime credit made them undeserving of a second chance. Don started Credit Acceptance to help those individuals move their lives in a positive direction by providing them the opportunity to finance a vehicle and establish or reestablish positive credit history. Don served as our CEO until 2002 and continued to serve on our Board as Chairman until his retirement in 2017. Our purpose and North Star have guided our decisions, actions, and policies, in all phases of our evolution.

Second, we focus on the long-term success of the business and set big, hairy, audacious goals accordingly. Our second pillar was greatly influenced by one of our long-standing Board members. Before our initial public offering, we had limited competition and wrote highly profitable business. After we became publicly traded in 1992, competition intensified, and we struggled for several years in the mid- to late-1990s. One of the first changes the Board member made was to establish a minimum required return on capital. The message was clear: If we could not earn more than our cost of capital, we needed to give that capital back to shareholders. This message got leadership’s attention, since at the time we were not meeting this minimum requirement. With the Board’s help, we worked through those challenges and began focusing on a metric called “Economic Profit.” This led to an increased focus on our core business under Brett Roberts, our CEO from 2002 to 2021, and our exit from several business lines and geographic locations. This focus, institutionalized by Brett, has since guided our success.

With our attention on Economic Profit, we wisely invested our capital and consistently earned a return on capital well above its cost, even in years when our loans performed worse than we expected. We invested in our core business and used excess capital to repurchase stock, buying approximately 40.9 million shares from 1999 through 2024.

Third, we have clear and unwavering values and beliefs. We began concentrating on building a great culture for our team members in 2001. Brett was confident that creating a strong culture and great work environment would help us create a financially successful business. In 2012, our team members were asked to describe our values and from their responses we created our PRIDE values: Positive, Respectful, Insightful, Direct, and Earnest. The PRIDE values are now organic to our culture and fully integrated into our hiring processes, workplace, communications, and performance management.

To retain our great people and environment, we have devoted a significant portion of our time to executing something we call Organizational Health—setting clear expectations, managing performance, providing training, maintaining effective incentive compensation plans, establishing the right environment, and providing the technology and processes required for operational excellence. We have positioned our team members to produce their best work by making decisions through the lens of Organizational Health.

We are honored by the many workplace awards we have earned as a result of PRIDE and our focus on Organizational Health. The awards and recognition received by Credit Acceptance, from local awards to national ranking among the Fortune 100 Best Companies to Work For®, provide outside confirmation of our great culture.

Our purpose, long-term focus on the business, and values have helped us navigate many challenges throughout our history, including those recently arising as the United States continues to recover from decades-high inflation.

TODAY

Our purpose, strategy, and values remain relatively unchanged. We continue to offer a product that provides enormous benefits to our dealers and their customers; focus on the long-term success of the business; and provide a culture that attracts talented people around the country and enables them to excel. We apply lessons learned over the years to continue to improve.

To preserve and enhance these three pillars in our remote-first environment, we are continuing to:

•Provide exceptional leadership. The experience, consistency, and business knowledge of our leaders are key advantages. Our exceptional leaders include:
•Our executive leadership team, including eleven individuals averaging 19 years of experience at Credit Acceptance. I have been with the Company over 21 years. I became the Chief Executive Officer in May 2021 and, prior to that, primarily served as the Company's Chief Financial Officer.
•Our senior leadership team, made up of vice presidents and senior vice presidents, including 25 individuals with an average of 15 years of experience at Credit Acceptance, and four new seasoned leaders experienced in their respective fields, including Engineering and Treasury.
•Our mid-level leadership team, made up of managers and directors, including 296 individuals with an average of eight years of experience at Credit Acceptance.

•Focus on retaining and attracting the best talent. We continue to build our bench strength—developing our internal talent and, when needed, recruiting the best external talent worldwide with our remote-first environment. This includes the addition of over 100 new Engineering team members in 2024. The wide-ranging experience and backgrounds of our team members allow us to approach problems from different perspectives and develop innovative solutions.

•Create a sense of belonging and focus on our purpose, goals, and values through engagement and collaboration remotely and in person. This requires great intention when team members are no longer all located within the same building. Through top-down communications, we ensure that team members understand our shared purpose, goals, values, and beliefs. We offer team members opportunities throughout the year to strengthen their connections and foster cross-functional collaboration both virtually and in person.

•Connect and empower our team members to produce their best work. Our great team members and culture allow us to thrive. We maintain a great culture, and continue to enhance it, through our PRIDE values, the dimensions of Organizational Health, and always listening. We received 13 workplace awards in 2024. For the tenth time in 11 years, Credit Acceptance was named to the FORTUNE 100 Best Companies to Work For® list. We ranked #39 on the 2024 list. In 2024, for the third year in a row, PEOPLE Magazine and Great Place to Work also named Credit Acceptance as one of PEOPLE® Companies that Care for demonstrating outstanding respect, care, and concern for our team members and their communities. Other workplace-related accolades included being named in: Fortune’s lists for Best Workplaces in Financial Services & Insurance, Best Workplaces for Millennials, and Best Workplaces for Women; Newsweek’s list of America’s Top 200 Most Loved Workplaces; Top Workplaces USA; Computerworld Best Places to Work in IT; 2024 Top Workplaces for Remote Work; and Detroit Free Press’ Top Workplaces in Michigan.

Today, consistent with how we addressed past macroeconomic challenges, we are leveraging our strengths to grow as described in the section of this letter entitled “Impact of Business Cycles on our Performance.” Consistent with our historical operating principles, we use Economic Profit as a framework to evaluate business decisions and strategies, with an objective to maximize Economic Profit over the long term. We reinvest capital in the business, and we return that capital to shareholders through share repurchases to the extent we generate capital in excess of what is needed to fund and invest in the business, as described in the section of this letter entitled “Operating Principles.”

IMPACT OF BUSINESS CYCLES ON OUR PERFORMANCE

It is important for shareholders to understand the impact of the external environment on our performance. Access to capital, competitive cycles, and economic cycles have affected our past results and are likely to affect our results in the future.

Summary

In 2024, the United States’ ongoing recovery from widespread inflation and vehicle shortages continued to influence our industry’s capital availability, impact competitive dynamics, and pose economic difficulties for consumers. We observed a combination of favorable and unfavorable trends, both externally and internally, related to that recovery last year.

As to capital availability, capital markets were favorable to issuers and borrowing costs declined as inflation cooled throughout 2024. These trends made raising capital more attractive in our industry and contributed to increased competition for the Company by the end of 2024.

As to competitive dynamics, direct and indirect consumer lenders remained cautious for much of 2024 as uncertainty about loan performance remained. This contributed to the continuing demand for our product throughout the majority of 2024 and allowed us to increase our margin of safety in the aggregate and grow our active dealer base, our loan assignment volume, and the average balance of our loan portfolio. Our unit and dollar volumes grew 16.1% and 11.3%, respectively, during a period with ten consecutive quarters of growth from March 2022 through September 2024. In 2024, we had our highest loan assignment volume in a single year (386,126 contracts) and our largest loan portfolio in its history ($8.9 billion on an adjusted basis, up 15% from 2023). By the end of 2024, the industry saw increased competition from lenders who tightened their credit standards for loans originated in 2023 and 2024 and then saw improved performance.

The current economic cycle kept subprime originations low in 2024 compared to pre-pandemic levels, but relatively steady year-over-year. We observed three trends which may have contributed to stabilized subprime origination volumes: (1) used vehicle supply, though depressed, showed recovery from Q1 2023 lows; (2) vehicle values and prices, though still elevated compared to pre-pandemic levels, decreased from their 2022 peaks and were stable year-over-year; and (3) although subcompact sedan production was scarce, inventory and incentives grew for other new small, more affordable vehicles.

The industry remained concerned about auto loan delinquency rates in 2024. Industrywide, collections on consumer auto loans originated in 2021, 2022, and 2023 were lower than anticipated, particularly for subprime originations. We believe this trend may be due to rising consumer costs due to inflation and increased consumer debt levels. Although the performance of loans assigned to Credit Acceptance in 2021, 2022, and 2023 yielded forecasted collection results significantly worse than our initial estimates, we anticipate these loans will continue to generate positive Economic Profit as our initial margin of safety is designed to produce acceptable returns in the aggregate even if loan performance is less than forecasted.

Access To Capital

The auto finance market historically has been sensitive to changes in the availability of capital and the cost of capital. When access to capital decreases or the cost of capital increases or both, competition in our market has historically decreased.

From 2019 through mid-2022, aside for a period in 2020 at the onset of the pandemic, capital markets were generally favorable to issuers, which increased competition in the industry. In late 2020 through early 2021, treasury rates were at historic lows due to aggressive easing of monetary policy from the Federal Reserve to stimulate the economy. Low rates, tight credit spreads, and stimulus-driven liquidity made access to capital exceptionally easy and inexpensive. These circumstances contributed to a particularly intense competitive environment for the Company in 2021 and the first half of 2022.

From the second half of 2022 through the first half of 2023, changes in the capital markets contributed to decreased competition for the Company. In mid-2022, borrowing costs began to increase significantly due to macroeconomic concerns and overall interest rate volatility. In March 2022, the Fed began raising interest rates to combat rapidly growing inflation, which had hit multi-decade highs. The Fed increased interest rates 11 times from March 2022 to July 2023 to combat inflation (which peaked at 9.1% in June 2022 and dropped to 2.9% in December 2024 according to the Consumer Price Index as reported by the Bureau of Labor Statistics). As the Fed raised rates, Treasury yields climbed, borrowing costs increased (peaking in late 2023), and spreads widened as risk aversion grew. These circumstances (rate and market volatility), along with credit quality concerns related to loans originated in 2021 and 2022 (as explained below), decreased access to capital and resulted in a more favorable origination environment for the Company.

Because capital markets are cyclical, we apply lessons learned from the past to position the Company for continued success if access to capital becomes constrained. As of the date of this letter, we have done so by: (1) completing offerings of senior notes, of which two series ($600 million of senior notes due 2028 and $500 million of senior notes due 2030) are currently outstanding and together provide us with $1.1 billion of long-term debt capital; (2) lengthening the terms of certain asset-backed financings to over three years; and (3) increasing our revolving credit facilities to $1.7 billion. We aim to maintain a considerable amount of available borrowing capacity under our revolving credit facilities at all times and to renew these facilities well before they mature. As of March 31, 2025, we had $1.7 billion of unused capacity under our revolving credit facilities and more than $500 million of unrestricted cash. While lengthening the term of our debt facilities, issuing higher-cost long-term debt, and keeping a significant portion of our revolving credit facilities available comes with incremental cost, we view this as a prudent investment for when capital becomes more scarce, which has historically resulted in a positive origination environment for us.

In 2024, our annual average cost of debt increased year-over-year from 5.5% to 7.2% of outstanding principal, primarily as a result of higher interest rates on recently completed or extended secured financings and recently issued senior notes and the repayment of older secured financings and senior notes with lower interest rates. An increase in the cost of debt is not unique to Credit Acceptance; however, we have been less sensitive to increased borrowing costs as we produce a high unlevered return on capital and therefore have been able to operate with a modest amount of financial leverage, unlike a lot of our competitors.

Competitive Cycles

Competitive cycles tend to be related to access to capital. When capital is easier to obtain, underwriting standards in the industry tend to drop, making financing for credit-challenged consumers more accessible and increasing competition in our market. To stay competitive in such a market, lenders may reduce the margin of safety in the amount advanced to dealers, reducing loan profitability. Conversely, when capital is more difficult to obtain, underwriting standards in the industry tend to rise, making financing for credit-challenged consumers less accessible and decreasing our competition. In such an environment, lenders are able to increase the margin of safety in the amount advanced to dealers, generally increasing loan profitability.

Because we take a long view on the industry, price to maximize Economic Profit over the long term (as described below in the section of this letter entitled “Economic Profit”), and seek to best position the Company if access to capital becomes limited, we are less reactive to changes in access to capital (as described above). As a result, we will have difficulty growing, or will even shrink, our business at times; and we will be able to grow strongly at other times. Through several competitive cycles, we have applied past lessons learned and leveraged our strengths (e.g., our ability to predict aggregate performance, deploy risk-adjusted pricing, monitor loan performance, and execute key functions consistently) to successfully maintain our business despite the competitive environment.

When capital markets were generally favorable to issuers in 2019 through mid-2022 and capital remained accessible, competition intensified from the fourth quarter of 2019 to the second quarter of 2022, and the number of loans assigned to us by dealers decreased year-over-year, eventually shrinking our portfolio. The Company’s loan unit volume decreased from 341,967 in 2020 to 268,730 in 2021 and increased modestly to 280,467 in 2022. Consistent with our historical practices, during the period of intense competition, we focused on our long-term strategy and maintained an aggregate margin of safety in the amount we advanced to dealers. Initial spreads (the initial forecasted collection rate less the advance rate) were relatively stable during this period: 20.0% in 2019, 19.5% in 2020, 20.3% in 2021, and 20.1% in 2022.

When the cost of capital increased and loan performance moderated (as described below) in the second half of 2022, competition eased as many lenders significantly tightened subprime lending parameters, while other lenders exited the subprime market altogether. As liquidity became an issue, credit unions also began pulling back on auto lending after growing their share of subprime in 2022. When these trends persisted into 2023, certain lenders continued to tighten their credit policies to keep up with the rapid pace of inflation. The Company’s loan unit volume increased from 280,467 in 2022 to 332,499 in 2023 and 386,126 in 2024 (our highest single-year loan assignment volume). The eased competition, among other factors, also allowed us to increase the aggregate margin of safety in the amount advanced to dealers slightly, with initial spreads increasing from 21.3% in 2023 to 22.1% in 2024.

Loans originated in 2023 and 2024 by lenders who tightened their credit standards saw improved performance, which drove a renewed desire for growth in the market and, thus, increased competition toward the end of 2024. During the fourth quarter of 2024, while our growth slowed, it was still the Company’s second highest fourth quarter unit and dollar volume ever.

We were also able to enroll more new dealers and increase our active dealer base from mid-2022 to 2024 to address volume per dealer trends. After a modest increase in 2022, we experienced significant growth in our active dealers in 2023, reaching the highest level in our history in 2024—increasing both dealer enrollments (3,627 in 2022; 5,605 in 2023; and 6,088 in 2024—a 68% increase from 2022 to 2024) and the number of active dealers (11,901 in 2022; 14,174 in 2023; and 15,463 in 2024—a 30% increase from 2022 to 2024).

Economic Cycles

Economic cycles also affect our business. The pandemic triggered the most recent economic cycle to impact our business. Challenges arising from pandemic-related policies continue to suppress subprime auto loan originations and impact loan performance.

Subprime auto loan originations remained low industrywide in 2024 compared to pre-pandemic levels. According to Experian, consumers with subprime (501-600) and deep subprime (300-500) VantageScores® comprised 21.7% of used auto loan originations in 2024, remaining relatively steady year-over-year but low compared to pre-pandemic levels of 28.0% in 2019. The low subprime auto loan origination rates stemmed from pandemic-related policies, which caused credit scores to increase; vehicle supplies to decrease and used vehicle prices to increase; availability of low-cost new vehicles to decrease; and inflation to rise and, as a result, consumer costs to increase, including those associated with vehicle ownership.

The average consumer credit score improved as a result of pandemic-related programs and changes to credit reporting, resulting in fewer consumers with subprime scores. Government policies provided consumers federal stimulus payments, enhanced unemployment benefits due to the pandemic, and paused reporting of certain loan delinquencies under the CARES Act. Additionally, between the second quarter of 2020 and third quarter of 2024, missed federal student loan payments were not reported to credit bureaus. In 2023, credit reporting bureaus removed medical debt collections under $500. These actions collectively resulted in an upward shift in credit scores, from an average FICO® score of 703 in 2019, to an average of 715 as of Q3 2024, holding the record high of 2023 steady, according to Experian data.

Used vehicle demand was strong and supply remained tight in 2024. While used vehicle prices as of year-end 2024 were up 45% since 2020, they were down 16% from their June 2022 peak. Used vehicle values also remained high compared to pre-pandemic levels, particularly for those financed by subprime and deep subprime consumers, but steady year-over-year. Pandemic-related limits on economic activity disrupted the supply chain, which led to a lack of parts such as semi-conductor chips needed for new vehicles. That, in turn, created new and used vehicle shortages, reduced new vehicle leasing, and drove up used vehicle prices to their peak in June 2022. Used vehicle supply reached its lowest point in the first quarter of 2023 and remained depressed in 2024 compared to pre-pandemic levels due, in part, to the lack of leased vehicles, which historically supply dealers’ used vehicle inventory when turned in at lease end. Given their tight supply, inflation remained more pronounced on used vehicles than new.

The impact of the pandemic’s disruption to the manufacturing of lower-priced new vehicles and vehicle parts lessened in 2024. As a result of the disruption in vehicle manufacturing, some manufacturers reduced or discontinued production of subcompact sedans to focus on higher-profit margin vehicles (SUVs, crossovers, light trucks, and luxury models). Consequently, subcompact sedans remained scarce in 2024, with discontinued models not replaced, keeping their prices elevated relative to availability. The average price for subcompact sedans increased from $16,000 in 2018 to about $23,000 in 2024. Small cars and small crossovers, however, saw inventory growth and incentives leading to gains in sales in 2024. The April 2024 NADA Market Beat noted over 15% year-over-year sales increases in these segments.
In 2024, we observed trends fairly consistent with those of the industry as a whole. Dealers doing business with us were able to increase the average number of vehicles in their inventory in 2024 to levels nearing those of 2019. The average vehicle selling price set by dealers in contracts assigned to the Company declined year-over-year but remained elevated compared to pre-pandemic times. The average vehicle value received by the Company for vehicles sold at auction stabilized but remained elevated compared to pre-pandemic levels.

During the post-pandemic period, consumers have experienced rising costs, including those associated with vehicle ownership, such as the cost of insurance and vehicle repairs, and growing debt levels making them less likely to seek to purchase a vehicle without a need to do so. As noted in the section entitled Access to Capital, the effects of the pandemic contributed to inflation hitting multi-decade highs. Despite inflation cooling after June 2022, consumer purchasing power was reduced from 2020 to 2024 as inflation outpaced real wage growth and food, housing, gasoline, and transportation costs increased. An analysis of Bureau of Labor Statistics data found that consumers faced a 20–30% cumulative price increase for essentials in 2024 compared to 2020. The New York Fed reported total household debt reached $18.04 trillion in Q4 2024, up $3.9 trillion, a 27.6% increase since the end of 2019, which contributed to increased monthly payments and reduced disposable income for consumers.
In addition, dealers generally make higher profits on higher credit quality and cash customers. Given limited inventory and supply of low-cost vehicles, dealers have been likely more willing to sell their limited vehicle supplies to higher credit quality and cash customers instead of those with less-than-prime credit.

We mitigated the impact of these trends, in part, by expanding our program to near-prime consumers. In 2020, 5.1% of loans assigned to us were made with consumers with FICO® scores 650 and above. In 2023 and 2024 that percentage increased to 19.1% and 19.4%, respectively.

Inflation, a ripple effect of the pandemic, also impacted loan performance, including the industrywide rise in auto loan delinquency rates in 2024. From the second half of 2020 to the first quarter of 2022, loan performance in the industry improved markedly following the distribution of federal stimulus payments and enhanced unemployment benefits due to the pandemic. Thereafter, the industry experienced lower-than-anticipated collections on loans originated in the second half of 2021 and 2022, a period when intense competition coincided with the lapse of federal stimulus payments and enhanced unemployment benefits, the peak of vehicle values and prices, and rising inflation.

In 2023 and 2024, the percentage of auto loans 30-days and 60-days delinquent continued to surpass pre-pandemic levels. Sixty-day delinquencies increased year-over-year, hitting an all-time high of 6.56% in December 2024, but grew at a slower rate than 2021 and 2022. Average monthly losses for lenders rose to their highest level since 2009. Ultimately, many lenders, particularly subprime lenders, experienced higher than expected losses on their 2021, 2022, and 2023 originations. While these trends decreased competition in our space for the majority of 2024, they also negatively impacted the amount and timing of future net cash flows from our loan portfolio.

The pandemic-policy induced changes in loan performance created an increased level of uncertainty associated with our estimate of the amount and timing of future net cash flows from our loan portfolio. The initial uncertainty arising from the pandemic, followed by changing performance patterns, caused us to make four adjustments to our forecasting. Ultimately, for the year ended December 31, 2024, forecasted collection rates declined for loans assigned in 2021 through 2024. Loans assigned to the Company during the highly competitive period of 2021-2023 yielded forecasted collection results significantly worse than our initial estimates; yet, we estimate these loans will generate Economic Profit in the aggregate. This is because we understand forecasting collection rates is challenging and, thus, designed our business model to produce acceptable returns in the aggregate even if loan performance is less than forecasted.

In the first of the four adjustments to our forecasting after the onset of the pandemic, during the first quarter of 2020, we applied a subjective adjustment to our forecasting model to reflect our best estimate of the future impact of the pandemic on future net cash flows (“COVID forecast adjustment”), which reduced our estimate of future net cash flows by $162.2 million, or 1.8%. We continued to apply the COVID forecast adjustment through the end of 2021, as it continued to represent our best estimate. Next, during the first quarter of 2022, we determined that we had sufficient loan performance experience since the lapse of federal stimulus payments and enhanced unemployment benefits to refine our estimate of future net cash flows. Accordingly, during the first quarter of 2022, we removed the COVID forecast adjustment and enhanced our methodology for forecasting the amount and timing of future net cash flows from our loan portfolio using more recent data and new forecast variables, which increased our estimate of future net cash flows by $95.7 million, or 1.1%.

Then, during the second quarter of 2023, we adjusted our methodology for forecasting the amount and timing of future net cash flows from our loan portfolio using more recent loan performance and consumer loan prepayment data. Similar to others in the industry who tightened their credit policies, we experienced a decrease in prepayments to below-average levels and, as a result, slowed our forecasted net cash flow timing. Consistent with historical patterns, loan prepayments were lower with less availability of consumer credit. The implementation of the adjustment to our forecasting methodology during the second quarter of 2023 reduced forecasted net cash flows by $44.5 million, or 0.5%, and increased provision for credit losses by $71.3 million.

Finally, during the second quarter of 2024, we applied another adjustment to our methodology for forecasting the amount of future net cash flows from our loan portfolio, which reduced the forecasted collection rates for loans assigned in 2022 through 2024. Again, consistent with the experience of others in the industry, loans originated in 2022 and 2023 and assigned to the Company continued to be impacted, presumably due to the rising inflation and consumer expenses described above. More specifically, loans assigned in 2022 continued to underperform our expectations for several quarters, and the spread was lower than our initial estimates by a greater margin than the other years presented in our Key Operating Results. Loans assigned in 2023 had also begun exhibiting similar trends of underperformance, although not as severe as loans assigned in 2022. We determined in the second quarter of 2024 that we had sufficient loan performance experience to estimate the magnitude by which we expected loans assigned in 2022 through 2024 would likely underperform our historical collection rates on loans with similar characteristics. Accordingly, we applied an adjustment to loans assigned in 2022 through 2024 to reduce forecasted collection rates to what we believed the ultimate collection rates would be based on these trends. The implementation of this forecast adjustment during the second quarter of 2024 reduced forecasted net cash flows by $147.2 million, or 1.4%, and increased provision for credit losses by $127.5 million. Although performance on loans originated in 2022 and 2023 reduced the current spread from the initial spread, we anticipate those loans will generate positive Economic Profit.

OPERATING PRINCIPLES

Economic Profit

We use a financial measure called Economic Profit to evaluate our financial results and determine profit-sharing for team members. We also use Economic Profit as a framework to evaluate business decisions and strategies, with an objective to maximize Economic Profit over the long term. Economic Profit measures how efficiently we utilize our total capital, both debt and equity, and is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business. Economic Profit differs from net income in that it includes a cost for equity capital. To the extent we generate capital in excess of what we believe is needed to maximize Economic Profit through investing in our business, we focus on maximizing Economic Profit per share (diluted) through our share repurchases approach outlined below. In the “Supplemental Financial Results” section following the signature page of this letter, we detail our past Economic Profit and Economic Profit per share (diluted) performance.

Investments in the Business

Our core product has remained essentially unchanged for 53 years. We provide innovative financing solutions that enable automobile dealers to sell vehicles to consumers regardless of their credit history. Consumers that benefit from our program consist primarily of individuals who have typically been turned away by other lenders. Traditional lenders have many reasons for declining a loan. We have always believed that a significant number of individuals, if given an opportunity to establish or reestablish a positive credit history, will take advantage of it. As a result of this belief, we have provided a life-changing opportunity to more than five million consumers.

Our financial success is a result of having a unique and valuable product and of putting in many years of hard work to develop the business. Consistent with recent years, in 2024, we made investments focused on enhancing the value of our product for our key constituents and preparing for future growth. I would like to highlight a couple of changes that we believe make a positive impact.

We continued to form persistent cross-functional teams built around outcomes, focused on understanding our dealers' and consumers’ needs and quickly delivering value. These teams stay committed to an outcome versus finishing a project or release and moving on to a new, different assignment. This allows team members to develop expertise to truly deliver value for the dealer and consumer.

We invested in our Engineering team and technology to further increase velocity, deliver great customer experiences, modernize our key architecture, and accelerate business value. The impact of technology on our business is significant. By becoming a “remote first” organization, we have been able to hire 100 new Engineering team members in 2024 and compete for the best talent.

We have learned how to develop relationships with dealers that are profitable throughout our history. Forging a profitable relationship requires us to select the right dealer, align incentives, communicate constantly, and create processes to enforce standards. In our segment of the market, the dealer has significant influence over loan performance. Learning how to create relationships with dealers who share our passion for changing lives has been one of our most important accomplishments. In 2024, we worked to modernize our originations platform. Once complete, these changes will allow us to enhance our product faster to meet the needs of the dealer. We continued to create opportunities to listen to the voice of the dealer through dealer visits, meetings, and celebrations. We made additional enhancements to make it more convenient for dealers to do business with us by continuing to expand our financing options for dealers to provide more competitive deal structures and advances.

We invested in consumer experiences. Throughout the life of the loan, consumers can access account information and payment channels through our mobile app, which we continued to enhance throughout the year.

We invested in our team members. We recruited new talent; recognized top talent; enhanced our benefits; and created professional development experiences through a mix of in-person and virtual events, such as open forum meetings with top leadership, virtual town halls, monthly management meetings, regional roundtables, retreats for our Sales and Operations leaders, and Team Member Resource Group meetings. We also offered team members opportunities to give back, including packaging over 100,000 meals for charity groups in their communities. These events furthered our shared sense of purpose and cross-functional collaboration to maintain productivity in a remote setting.

Share Repurchases

To the extent we generate capital in excess of what is needed to fund and re-invest in the business, we will return that capital to shareholders through share repurchases as we have done in the past. We have used excess capital to repurchase shares when prices are at or below our estimate of intrinsic value (which is the discounted value of estimated future cash flows). As long as the share price is at or below our estimate of intrinsic value, we prefer share repurchases to dividends for several reasons. First, repurchasing shares below intrinsic value increases the value of the remaining shares. Second, distributing capital to shareholders through a share repurchase gives shareholders the option to defer taxes by electing not to sell any of their holdings. A dividend does not allow shareholders to defer taxes in this manner. Finally, share repurchases enable shareholders to increase their ownership, receive cash, or do both based on their individual circumstances and view of the value of a Credit Acceptance share—they do both if the proportion of shares they sell is smaller than the ownership stake they gain through the repurchase. A dividend does not provide similar flexibility.

Before starting the share repurchase program, the Company had approximately 46 million shares outstanding. After beginning our share repurchase program in mid-1999, we have repurchased approximately 40.9 million shares at a total cost of $5.2 billion through year-end 2024. We actively repurchased shares in 2021 and 2022 as the pandemic resulted in conditions where: (1) we had significant excess capital; and (2) our share price was trading at or below our estimate of intrinsic value. During 2021 and 2022, we repurchased approximately 4.3 million shares, which represented 25.4% of the shares outstanding at the beginning of 2021, at a total cost of $2.2 billion. In 2023 and 2024, due to the improvement in the competitive environment and the increase in our growth rate, we repurchased only approximately 913,000 shares, which represented 7.2% of the shares outstanding at the beginning of 2023, at a total cost of $476 million.
At times, it may appear that we have excess capital, but we will not be active in repurchasing our shares. This can occur for several reasons. First, the assessment of our capital position involves a high degree of judgment. We need to consider future expected capital needs and the likelihood that this capital will be available. Simply put, when our debt-to-equity ratio falls below the normal trend line, it does not necessarily mean we have concluded that we have excess capital. Our first priority is always to make sure we have enough capital to fund our business, and such assessments are always made using what we believe are conservative assumptions. Second, we may have excess capital but conclude our shares are overvalued relative to intrinsic value or are trading at a level where we believe it’s likely they could be purchased at a lower price at some point in the future. The assessment of intrinsic value is also highly judgmental. The final reason we may be inactive in repurchasing shares, when we have excess capital at a time when the share price is attractive, is that we are in possession of what we believe to be material information that has not yet been made public. During such periods, we suspend our share repurchases until the information has been publicly disclosed.

Unless we disclose a different intention, shareholders should assume we are following the approach outlined above in this “Share Repurchases” section. Our priority is to fund the business. If we conclude we have excess capital, we will return that capital to shareholders through share repurchases. If we are inactive for a period, shareholders should not assume that we believe our shares are overvalued.

LITIGATION AND REGULATORY MATTERS

Shareholders should consider how the litigation and regulatory landscape may impact their investment in the Company. Since the Company is engaged in active litigation, it is a topic that I am unable to discuss in this letter in much detail. With that qualification, and it is a significant one, I share largely the same thoughts as last year.

First, there are state and federal laws and regulations governing virtually every facet of the auto finance industry. We have a comprehensive compliance management system to oversee compliance with those laws. We first documented this system in 2002 and have enhanced it over time. We believe our compliance management system is among the best in the industry. Ultimately, we strive to do what is right and are dedicated to working with dealers to help change lives of consumers through our product.

Second, we have observed that the regulatory landscape has changed dramatically in recent years. Certain regulators are increasingly likely to move toward enforcement actions or litigation rather than work through perceived differences. Regulatory expectations are not always communicated clearly, and companies do not always get credit for strong internal controls. It is too soon to tell if this trend will change at the federal level with new leadership at the Consumer Financial Protection Bureau (CFPB). Given our experience, we can say with certainty that a regulatory environment is challenging if laws are not consistently and fairly applied to regulated entities or interpreted in a different manner by administration or entity.

To manage this risk, we closely follow how agencies, such as the CFPB, state attorneys general, and financial services regulators, are interpreting the existing laws through their blog posts, circulars, changes to exam manuals, consent orders, and enforcement actions, and adjust our policies and procedures as we believe is necessary.

We support the mission of agencies such as the CFPB, which was created “to implement and, where applicable, enforce Federal consumer financial law consistently for the purpose of ensuring all consumers have access to markets for consumer financial products and services and that markets for consumer financial products and services are fair, transparent, and competitive.” However, we speak up—and defend ourselves—when we believe that an agency has overstepped its bounds or has unfairly accused us of violating the law. Because we have a matter in active litigation, we must let our court filings speak for themselves on this point.

Our public disclosures include three pending regulatory matters, with one of those being in litigation. We have closed seven previously disclosed matters since 2014 without any material changes to the Company. The first of these matters started in mid-2014, which means we have been subject to continuous scrutiny for the last 10 years. We have responded to informational requests on almost every aspect of our business and produced millions of pages of documents to support those responses.

As I stated above, there is not much I can say about the ongoing matters other than that our intention is to seek common ground where we can and defend ourselves vigorously when a compromise is unavailable. We continue to take these matters seriously, and they have our full attention.

A Final Note

For 53 years, Credit Acceptance has been dedicated to helping people finance a vehicle. We have provided an opportunity for vehicle ownership to over five million people. To accomplish this, we have had an incredibly talented team of dedicated individuals that have spent a large portion of their lives helping us achieve our goals.

During the pandemic, almost our entire team went remote in a matter of days. Prior to this, other than the Sales team, we were entirely in the office with limited remote capabilities. At the time, we worried that we would slip and be much less effective. While our Sales team had been very effective working remotely, we questioned whether this would work as well for other teams. We monitored it closely. Fortunately, and somewhat surprisingly, we didn’t miss a beat. We measure the performance of most of our team members and our metrics remained strong. In fact, after a while, it seemed to be a more efficient and effective way of working. We have always tried to put our team members in the best position to succeed, this seemed like another opportunity to do so. So, in December of 2020, we announced that we would permanently stay remote. By doing so, it also enabled us to access a much larger talent pool for hiring going forward. Previously, to work on most of our various teams, you had to be able to commute to Southfield, Michigan every day. Now we hire the best talent we can find, regardless of their location.

I chose to highlight this as there continues to be pushes by other companies to return to office, either hybrid or full time. I have paid close attention to this as it is the opposite of what we are doing. Fortunately, problems that other organizations reference have not been an issue for us. Perhaps, it works well for us because we made it part of our already strong culture and committed to its long-term success. We communicated our direction clearly, developed new ways of working, and created opportunities for connection. We set expectations for virtual collaboration and introduced structured touchpoints.

Strengthening our culture continues to be one of our key initiatives. Over the long term, having a great environment that enables people to excel while working together will allow us to continue to attract and retain the best talent. We are leaning into taking advantage of technology for collaboration and learning, two areas commonly cited as concerns by organizations returning to the office. We also prioritize time to connect in person each year. Four years in, it seems to be working very well—our team members seem as committed and effective as ever to positively changing lives.

I’m incredibly grateful for the amazing dedication of our team members who have made Credit Acceptance what it is today.

We look forward to another year of innovation, collaboration, and positively changing lives in 2025 and beyond.

Kenneth S. Booth
Chief Executive Officer
April 2, 2025

Certain statements herein are forward-looking statements that are subject to certain risks. Please see “Forward-Looking Statements” on page 45 of our Annual Report on Form 10-K for the year ended December 31, 2024.

KEY OPERATING RESULTS

At the simplest level, our business success is largely determined by how many loans we originate and how those loans perform.

Unit Volume

The following table summarizes the growth in number of loans, or unit volume, over the last 20 years:

	Unit volume	Year-to-year change
2005	81,184
2006	91,344	12.5%
2007	106,693	16.8%
2008	121,282	13.7%
2009	111,029	-8.5%
2010	136,813	23.2%
2011	178,074	30.2%
2012	190,023	6.7%
2013	202,250	6.4%
2014	223,998	10.8%
2015	298,288	33.2%
2016	330,710	10.9%
2017	328,507	-0.7%
2018	373,329	13.6%
2019	369,805	-0.9%
2020	341,967	-7.5%
2021	268,730	-21.4%
2022	280,467	4.4%
2023	332,499	18.6%
2024	386,126	16.1%

Compound annual growth rate 2005–2024		8.6%

Unit volume is a function of the number of active dealers and the average volume per dealer. The following table summarizes the trend in each of these variables over the last 20 years:

	Active dealers	Year-to-year change	Unit volume per dealer	Year-to-year change
2005	1,759		46.2
2006	2,214	25.9%	41.3	-10.6%
2007	2,827	27.7%	37.7	-8.7%
2008	3,264	15.5%	37.2	-1.3%
2009	3,168	-2.9%	35.0	-5.9%
2010	3,206	1.2%	42.7	22.0%
2011	3,998	24.7%	44.5	4.2%
2012	5,319	33.0%	35.7	-19.8%
2013	6,394	20.2%	31.6	-11.5%
2014	7,247	13.3%	30.9	-2.2%
2015	9,064	25.1%	32.9	6.5%
2016	10,536	16.2%	31.4	-4.6%
2017	11,551	9.6%	28.4	-9.6%
2018	12,528	8.5%	29.8	4.9%
2019	13,399	7.0%	27.6	-7.4%
2020	12,690	-5.3%	26.9	-2.5%
2021	11,410	-10.1%	23.6	-12.3%
2022	11,901	4.3%	23.6	0.0%
2023	14,174	19.1%	23.5	-0.4%
2024	15,463	9.1%	25.0	6.4%

Compound annual growth rate 2005–2024		12.1%		-3.2%
As the table shows, the growth in unit volume since 2005 has resulted, in most years, from an increase in the number of active dealers partially offset by a reduction in volume per dealer. Prior to the COVID-19 pandemic and resulting vehicle shortages, we faced two challenges in growing unit volume. First, increased competition made it more difficult to enroll new dealers and more difficult to retain those who had already enrolled, since they had more alternatives to choose from. In addition, increased competition was putting downward pressure on volume per dealer. Second, as the number of active dealers increased, it became harder to grow at the same rate. The impact of these challenges is apparent starting in 2017. Following robust expansion each year from 2011 to 2016, the growth of active dealers decelerated annually from 2017 to 2019. The number of active dealers decreased in 2020 and 2021 due to the pandemic. The growth in active dealers from 2022 to 2024 is attributable primarily to a more favorable competitive environment and also improvements to our sales and marketing strategy. In 2024, the number of active dealers reached its highest level in our history.

Loan Performance

The most critical time to correctly assess future loan performance is at loan inception, since that is when we determine the amount we pay to the dealer.

At loan inception, we use a statistical model to estimate the expected collection rate for that loan. The statistical model is called a credit scorecard. Most consumer finance companies use such a tool to forecast the performance of the loans they originate. Our credit scorecard combines credit bureau data, customer data supplied in the credit application, vehicle data, dealer data, and data captured from the loan transaction such as the initial loan term or the amount of the down payment received from the customer. We developed our first credit scorecard in 1998, which we have revised periodically as we identified new trends through our evaluation of variances in expected collection rates. A credit scorecard that is accurate across a population of loans allows us to properly price new loan originations, which improves the probability that we will realize our expected returns on capital.

Subsequent to loan inception, we continue to evaluate the expected collection rate for each loan. Our evaluation becomes more accurate as the loans age, since we use actual loan performance data in our aggregated forecast. By comparing our current expected collection rate for each loan with the rate we projected at the time of origination, we can assess the accuracy of that initial forecast.

The following table compares our December 31, 2024 aggregated forecast of loan performance with our initial forecast, segmented by year of origination:

	December 31, 2024 forecast	Initial forecast	Variance
2005	73.6%	74.0%	-0.4%
2006	70.0%	71.4%	-1.4%
2007	68.1%	70.7%	-2.6%
2008	70.4%	69.7%	0.7%
2009	79.5%	71.9%	7.6%
2010	77.7%	73.6%	4.1%
2011	74.7%	72.5%	2.2%
2012	73.7%	71.4%	2.3%
2013	73.4%	72.0%	1.4%
2014	71.7%	71.8%	-0.1%
2015	65.3%	67.7%	-2.4%
2016	63.9%	65.4%	-1.5%
2017	64.7%	64.0%	0.7%
2018	65.5%	63.6%	1.9%
2019	67.2%	64.0%	3.2%
2020	67.7%	63.4%	4.3%
2021	63.8%	66.3%	-2.5%
2022	60.2%	67.5%	-7.3%
2023	64.3%	67.5%	-3.2%
2024	66.5%	67.2%	-0.7%

Average	69.1%	68.8%	0.3%

Loan performance can be explained by a combination of internal and external factors. Internal factors, among other things, include the quality of our origination and collection processes, the quality of our credit scorecard, and changes in our policies governing new loan originations. External factors include, among other things, inflation, the unemployment rate, the retail price of gasoline, vehicle wholesale values, and the cost of other required expenditures (such as for food and energy) that impact consumers. In addition, the level of competition is thought to impact loan performance through something called adverse selection.

Adverse selection, as it relates to our market, refers to an inverse correlation between the number of lenders that are competing for the loan and the accuracy of an empirical scorecard. Said another way, without any competition, it is easier to build a scorecard that accurately assesses expected collections across a population of loans based on attributes collected at the time of loan origination. As competition increases, creating an accurate scorecard becomes more challenging.

To illustrate adverse selection, we will give a simple example. Assume that the scorecard we use to accept assignment of loans originated by participating dealers is based on a single variable, the amount of the customer’s down payment, and that the higher the down payment, the higher the expected collection rate. Assume that, for many years, we have no competitors, and we accumulate performance data indicating that loans with down payments above $1,000 consistently produce the same average collection rate. Then assume that we begin to compete with another lender whose scorecard ignores down payment and instead emphasizes the amount of the customer’s weekly income.

As the competing lender begins to acquire loans originated by dealers based on its scorecard, our mix of loans would be impacted as follows: We would start to receive loans for borrowers with lower average weekly incomes as the new lender acquires loans for borrowers with higher weekly incomes—i.e., borrowers whose loans we would previously have acquired. Furthermore, since, in this example, our scorecard focuses only on down payment, the shift in our borrower mix would not be detected by our scorecard, and our collection rate expectation would remain unchanged. It is easy to see that this shift in borrower characteristics would have a negative impact on loan performance, and that this impact will be missed by our scorecard.

Although the real world is more complex than this simple example—with hundreds of lenders competing for loans and with each lender using many variables in its scorecard—adverse selection is something that probably does impact loan performance.

Over the 20-year period shown in the table above, our loans have performed on average 30 basis points better than our initial forecasts. Loans originated in 10 of the 20 years have yielded actual collection results worse than our initial estimates. What is noteworthy, however, is that the underperformance was modest for all years other than 2022. Similar to others in our industry, 2022 loans significantly underperformed our initial estimates as they were originated in a period when intense competition coincided with the lapse of federal stimulus payments and enhanced unemployment benefits, the peak of vehicle values and prices, and rising inflation. Despite the underperformance, we continue to estimate that loans originated in each of these 10 years will generate Economic Profit in the aggregate.

We have understood for many years that expecting to predict the performance of our loans with exacting precision is not realistic. For this reason, we have made it a priority to maintain a margin of safety so that, even if our forecasts prove to be optimistic, our loans, on average, will still be profitable. Because of this approach, we believe we can withstand a significant deterioration in loan performance and still have an opportunity to move forward and create significant value for our shareholders.

SUPPLEMENTAL FINANCIAL RESULTS

GAAP Results

The table below summarizes our results over the last 20 years under accounting principles generally accepted in the United States of America (GAAP):

	GAAP net income per diluted share	Year-to-year change in GAAP net income per share	Return on equity[1]
2005	$1.85		21.8%
2006	$1.66	-10.3%	20.2%
2007	$1.76	6.0%	23.1%
2008	$2.16	22.7%	22.2%
2009	$4.62	113.9%	35.6%
2010	$5.67	22.7%	34.8%
2011	$7.07	24.7%	40.0%
2012	$8.58	21.4%	37.8%
2013	$10.54	22.8%	38.0%
2014	$11.92	13.1%	37.0%
2015	$14.28	19.8%	35.4%
2016	$16.31	14.2%	31.1%
2017	$24.04	47.4%	36.9%
2018	$29.39	22.3%	31.7%
2019	$34.57	17.6%	29.8%
2020	$23.47	-32.1%	19.2%
2021	$59.52	153.6%	43.3%
2022	$39.32	-33.9%	32.7%
2023	$21.99	-44.1%	16.6%
2024	$19.88	-9.6%	15.0%
Compound annual growth rate 2005–2024		13.3%
Average annual return on equity 2005–2024			30.1%

1Return on equity is defined as GAAP net income for the applicable period divided by average shareholders’ equity for such period.

Over the last 20 years, GAAP net income per diluted share has grown at a compounded annual rate of 13.3%, with an average annual return on equity of 30.1%.

The decline in GAAP net income per diluted share from 2021 to 2024 was primarily driven by shifts in loan performance during this period. Prior to moderating in 2022, loan performance significantly exceeded expectations in 2021 following the distribution of federal stimulus payments and enhanced unemployment benefits. In 2023 and 2024, we experienced a decline in loan performance and slower forecasted net cash flow timing as a result of below-average levels of consumer loan prepayments. Historically, consumer loan prepayments have been lower in periods with less availability of consumer credit. Last year, GAAP net income per diluted share decreased 9.6% to $19.88, with a return on equity of 15.0%. The decrease was primarily due to a higher cost of debt and the decline in loan performance and slower forecasted net cash flow timing, partially offset by an increase in the average balance of our loan portfolio. The “Adjusted Results” section below explains our financial results after considering the impact of the current expected credit loss (CECL) accounting standard and other accounting-related items.

Adjusted Results

Our business model is different from that of a typical lender and doesn’t fit neatly into GAAP. The adoption of CECL at the beginning of 2020 means we have now been required to use three different GAAP accounting methods. Unfortunately, none of the three GAAP methods results in financial statements that are consistent with how we think about our business. To solve this problem, we began reporting adjusted results using an accounting method that we believe is simple to understand, is consistently presented, and matches the economics of our business. To explain this method, some additional background is needed.

Most of the automobile dealers we enroll receive two types of payments from us. The first payment is made at the time of origination. The remaining payments are remitted over time based on the performance of the loan. The amount we pay at the time of origination is called an advance; the portion paid over time is called dealer holdback.

The finance charge revenue we recognize over the life of a loan equals the cash we collect from the loan (e.g., repayments by the consumer), less the amounts we pay to the dealer (advance + dealer holdback). In other words, the finance charge revenue we recognize over the life of the loan equals the cash inflows from the loan less the cash outflows to acquire the loan. This amount, plus a modest amount of revenue from other sources, less our operating expenses, interest, and taxes, is the sum that will ultimately be paid to shareholders or reinvested in new assets.

For our adjusted financial results, we recognize finance charge revenue on a level-yield basis. That is, the amount of finance charge revenue recognized in a given period, divided by the loan asset, is a constant percentage. Since the future cash flows from a loan are not known with certainty, we use statistical models to forecast the amount of cash flows from each loan. Our finance charge revenue is recorded based on these estimates. As the estimates change, we adjust the yield. This method produces financial results that we believe are a close approximation of the actual economics of our business.

While our adjusted methodology is simple and closely represents the actual economics of our business, we do not believe that our GAAP financial results provide sufficient transparency into the economics of our business. As noted earlier, the current required GAAP methodology is called CECL. Like the adjusted methodology described above, CECL requires a level-yield approach for recognizing finance charge revenue. However, the yield under CECL is not the yield that we expect to earn on our portfolio of loans. Instead, the yield is what we would earn if every payment were received according to the contractual terms of the loans, a figure much higher than what we actually expect to earn across the population of loans. Based on this alone, you might expect CECL to overstate our profitability. But CECL, like any accounting standard, doesn’t change the total amount of income recorded, it only changes the timing. Eventually, the true cash profits and the accounting profits need to match.

To arrive at a result that eventually matches the cash profit, CECL requires us to offset the additional revenue that it causes to be recorded over the life of the loans with an additional expense in an equivalent amount. The expense is recorded as a provision for credit losses at the time the loans are originated. Since no revenue has yet been recorded, this means that, under CECL, our financial statements reflect an initial loss on each loan we originate, a result that does not match the economics of the transaction.

CECL also differs from our adjusted methodology in the way it treats changes in expected cash flows. As mentioned above, for the adjusted results, we treat those changes as yield adjustments. In contrast, CECL treats changes in expected cash flows as a current-period expense (for unfavorable changes) or reversal of expense (for favorable changes). The combination of the three CECL-required steps—(1) recording a large expense at loan inception, (2) recording finance charge revenue at a yield higher than the yield we expect to earn, and (3) recording forecast changes through the income statement in the current period—can make it difficult to understand the performance of our business using our GAAP-based financial statements. The floating yield adjustment in the tables below addresses all three of these issues by eliminating the provision for credit losses recorded in our GAAP statements and modifying GAAP-based finance charges so the yield is equal to the one we expect to earn on the loan.

The tables below show net income and net income per diluted share for the last 20 years on both a GAAP and an adjusted basis. Besides the floating yield adjustment, the tables include several other categories of adjustments that are generally less material. The notable exception is the income tax adjustment in 2017, which reverses the one-time benefit arising from the 2017 Tax Cuts and Jobs Act. While the benefit recorded in 2017 represented a real cash savings due to the reduction in income tax rates, we reversed it for adjusted net income as we prefer to measure the performance of the business using consistent tax rates. To that end, we calculated adjusted net income using a 37% tax rate for 2005–2017 and a 23% tax rate for 2018–2024. The other, less-material adjustments are explained in our quarterly earnings press releases.

($ in millions)	GAAP net income	Floating yield adjustment	Income tax adjustment	Other adjustments	Adjusted net income	Year-to-year change
2005	$72.6	$(2.2)	$0.1	$(7.3)	$63.2
2006	$58.6	$0.4	$(1.7)	$4.4	$61.7	-2.4%
2007	$54.9	$3.6	$(1.2)	$4.4	$61.7	0.0%
2008	$67.2	$13.1	$0.4	$2.1	$82.8	34.2%
2009	$146.3	$(19.6)	$(1.8)	$0.1	$125.0	51.0%
2010	$170.1	$0.5	$(10.4)	$0.3	$160.5	28.4%
2011	$188.0	$7.1	$(1.3)	$0.3	$194.1	20.9%
2012	$219.7	$—	$(3.5)	$—	$216.2	11.4%
2013	$253.1	$(2.5)	$(2.3)	$—	$248.3	14.8%
2014	$266.2	$(6.0)	$(1.0)	$12.5	$271.7	9.4%
2015	$299.7	$12.9	$(0.8)	$(2.0)	$309.8	14.0%
2016	$332.8	$28.1	$1.8	$(2.1)	$360.6	16.4%
2017	$470.2	$34.1	$(102.4)	$(2.1)	$399.8	10.9%
2018	$574.0	$(24.4)	$7.4	$(2.5)	$554.5	38.7%
2019	$656.1	$0.2	$2.9	$(0.8)	$658.4	18.7%
2020	$421.0	$259.2	$2.1	$4.0	$686.3	4.2%
2021	$958.3	$(142.0)	$12.6	$(2.1)	$826.8	20.5%
2022	$535.8	$174.2	$12.2	$(2.1)	$720.1	-12.9%
2023	$286.1	$256.8	$(3.1)	$(4.2)	$535.6	-25.6%
2024	$247.9	$206.9	$5.8	$18.3	$478.9	-10.6%
Compound annual growth rate 2005–2024						11.2%

	GAAP net income per diluted share	Floating yield adjustment per diluted share	Income tax adjustment per diluted share	Other adjustments per diluted share	Adjusted net income per diluted share	Year-to-year change
2005	$1.85	$(0.06)	$—	$(0.18)	$1.61
2006	$1.66	$0.01	$(0.05)	$0.13	$1.75	8.7%
2007	$1.76	$0.11	$(0.04)	$0.15	$1.98	13.1%
2008	$2.16	$0.42	$0.01	$0.07	$2.66	34.3%
2009	$4.62	$(0.62)	$(0.06)	$0.01	$3.95	48.5%
2010	$5.67	$0.02	$(0.35)	$0.01	$5.35	35.4%
2011	$7.07	$0.26	$(0.04)	$0.01	$7.30	36.4%
2012	$8.58	$—	$(0.13)	$—	$8.45	15.8%
2013	$10.54	$(0.11)	$(0.09)	$—	$10.34	22.4%
2014	$11.92	$(0.27)	$(0.04)	$0.56	$12.17	17.7%
2015	$14.28	$0.62	$(0.03)	$(0.10)	$14.77	21.4%
2016	$16.31	$1.37	$0.09	$(0.10)	$17.67	19.6%
2017	$24.04	$1.74	$(5.23)	$(0.11)	$20.44	15.7%
2018	$29.39	$(1.25)	$0.38	$(0.13)	$28.39	38.9%
2019	$34.57	$0.01	$0.16	$(0.04)	$34.70	22.2%
2020	$23.47	$14.45	$0.12	$0.22	$38.26	10.3%
2021	$59.52	$(8.82)	$0.78	$(0.13)	$51.35	34.2%
2022	$39.32	$12.79	$0.90	$(0.16)	$52.85	2.9%
2023	$21.99	$19.73	$(0.23)	$(0.32)	$41.17	-22.1%
2024	$19.88	$16.60	$0.46	$1.47	$38.41	-6.7%
Compound annual growth rate 2005–2024						18.2%

As the second table shows, adjusted net income per diluted share decreased 6.7% in 2024. Since 2005, adjusted net income per diluted share has increased at a compounded annual rate of 18.2%. Just like our GAAP results, the change in adjusted net income per diluted share from 2021 to 2024 was primarily driven by shifts in loan performance. Prior to moderating in 2022, loan performance significantly exceeded expectations in 2021 following the distribution of federal stimulus payments and enhanced unemployment benefits. In 2023 and 2024, we experienced a decline in loan performance and slower forecasted net cash flow timing as a result of below-average levels of consumer loan prepayments. The decrease in adjusted net income per diluted share last year was attributable to a decrease in adjusted net income, partially offset by a decrease in our weighted average diluted shares outstanding. Our adjusted net income decreased 10.6% in 2024 primarily due to a higher cost of debt and the decline in loan performance and slower forecasted net cash flow timing, partially offset by an increase in the average balance of our loan portfolio. Our weighted average diluted shares outstanding decreased 4.2% during 2024, primarily due to share repurchases.

Economic Profit

We use a non-GAAP financial measure called Economic Profit to evaluate our financial results and determine profit-sharing for team members. We also use Economic Profit as a framework to evaluate business decisions and strategies, with an objective to maximize Economic Profit over the long term. Economic Profit measures how efficiently we utilize our total capital, both debt and equity, and is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business. Economic Profit differs from net income in that it includes a cost for equity capital.

The following table summarizes Economic Profit for 2005–2024:1

($ in millions)	Adjusted net income	Imputed cost of equity[2]	Economic Profit	Year-to-year change
2005	$63.2	$(34.5)	$28.7
2006	$61.7	$(29.6)	$32.1	11.8%
2007	$61.7	$(27.2)	$34.5	7.5%
2008	$82.8	$(35.8)	$47.0	36.2%
2009	$125.0	$(45.9)	$79.1	68.3%
2010	$160.5	$(47.8)	$112.7	42.5%
2011	$194.1	$(51.0)	$143.1	27.0%
2012	$216.2	$(56.6)	$159.6	11.5%
2013	$248.3	$(75.1)	$173.2	8.5%
2014	$271.7	$(87.5)	$184.2	6.4%
2015	$309.8	$(93.2)	$216.6	17.6%
2016	$360.6	$(113.8)	$246.8	13.9%
2017	$399.8	$(142.8)	$257.0	4.1%
2018	$554.5	$(214.1)	$340.4	32.5%
2019	$658.4	$(225.7)	$432.7	27.1%
2020	$686.3	$(215.0)	$471.3	8.9%
2021	$826.8	$(252.7)	$574.1	21.8%
2022	$720.1	$(243.5)	$476.6	-17.0%
2023	$535.6	$(275.1)	$260.5	-45.3%
2024	$478.9	$(278.6)	$200.3	-23.1%

Compound annual growth rate 2005–2024				10.8%

1See Exhibit A for a reconciliation of the adjusted financial measures to the most directly comparable GAAP financial measures.
2We determine the imputed cost of equity by using a formula that considers the risk of the business and the risk associated with our use of debt. The formula is as follows: average equity x {(the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost-of-debt rate) x average debt / (average equity + average debt x tax rate)]}.

Economic Profit is a function of three variables: the adjusted average amount of capital invested, the adjusted return on capital, and the adjusted weighted average cost of capital. The following table summarizes our financial performance in these areas over the last 20 years:1

($ in millions)	Adjusted average capital invested	Adjusted return on capital	Adjusted weighted average cost of capital	Spread
2005	$523.4	13.7%	8.3%	5.4%
2006	$548.5	13.9%	8.1%	5.8%
2007	$710.1	11.9%	7.0%	4.9%
2008	$975.0	11.3%	6.4%	4.9%
2009	$998.7	14.6%	6.7%	7.9%
2010	$1,074.2	17.7%	7.2%	10.5%
2011	$1,371.1	16.8%	6.4%	10.4%
2012	$1,742.8	14.7%	5.5%	9.2%
2013	$2,049.2	14.1%	5.7%	8.4%
2014	$2,338.1	13.2%	5.3%	7.9%
2015	$2,831.9	12.7%	5.0%	7.7%
2016	$3,572.0	11.9%	5.0%	6.9%
2017	$4,276.4	11.2%	5.2%	6.0%
2018	$5,420.9	12.5%	6.2%	6.3%
2019	$6,372.2	12.7%	6.0%	6.7%
2020	$7,076.0	11.8%	5.2%	6.6%
2021	$7,078.4	13.5%	5.4%	8.1%
2022	$6,466.1	13.2%	5.8%	7.4%
2023	$6,909.8	10.8%	7.0%	3.8%
2024	$8,140.5	9.9%	7.4%	2.5%

Compound annual growth rate 2005–2024	15.5%
1See Exhibit A for a reconciliation of the adjusted financial measures to the most directly comparable GAAP financial measures.

From 2005 to 2011, Economic Profit improved as a result of growth in average capital, higher returns on capital and lower costs of capital. In 2005, our return on capital was 13.7%. In 2011, as a result of a favorable competitive environment, it was 16.8%. Since 2011, almost all of the growth in Economic Profit has occurred from increasing average capital. In each year from 2011 through 2017, the return on capital declined as competition returned to our market. The trend reversed in 2018 as our return on capital improved, by 130 basis points, due to a change in the federal tax rate. In 2020, our return on capital declined by 90 basis points due to the impact of COVID-19 on loan performance. With hindsight, our downward forecast adjustment recorded in the first quarter of 2020 was too large. In 2021, much of the 170-basis point improvement in our return on capital was due to increased collections and improvement in our forecast. In 2022, Economic Profit decreased as a result of a decline in average capital, a higher cost of capital, and a lower return on capital.

In both 2024 and 2023, Economic Profit decreased as a result of a lower return on capital and a higher cost of capital, partially offset by an increase in average capital as a result of an increase in the average balance of our loan portfolio. During 2024 and 2023, our adjusted return on capital declined by 90 basis points and 240 basis points, respectively, due to a decline in loan performance and slower forecasted net cash flow timing primarily as a result of a decrease in consumer loan prepayments to below-average levels.

There are several additional points worth mentioning. First, we grew adjusted average capital each year from 2005 to 2021. The growth was a direct result of our success in growing the number of active dealers. While variables like volume per dealer and contract size impact adjusted average capital growth as well, the trend in the number of active dealers tells us much of what we need to know to understand the trajectory of our business. Growing the number of active dealers makes future Economic Profit growth likely. If we are unable to grow the number of active dealers, Economic Profit growth will likely stall. This is important since in 2020 and 2021 the number of active dealers declined. While the COVID-19 pandemic and related vehicle shortages contributed to this decline, the downturn follows a trend of decelerating growth that began in 2017 after strong growth each year from 2011 to 2016. We grew active dealers each year from 2022 to 2024, reaching the highest number of active dealers in our history.

Second, while the return on capital has been volatile, expenses as a percentage of adjusted average capital have declined for 14 of the last 18 years, to 6.2% in 2024 from 15.1% in 2006. This underscores the importance of growing average capital. As long as the return on incremental capital invested exceeds the cost of that capital, growing average capital increases Economic Profit directly. In addition, growing average capital improves the return on capital by reducing the impact of expenses, since a portion of our expenses is fixed. The volatility in the return on capital is primarily due to the revenue component, which moves up and down based on the competitive environment. When the competitive environment is favorable, we reduce advance rates (the amount we pay the dealer at loan origination), and that increases our return. When the competitive environment worsens, the opposite occurs. But growing expenses more slowly than capital allows us to achieve greater returns in both favorable and unfavorable environments.

Third, as described previously in the section entitled “Operating Principles”, to the extent we generate capital in excess of what’s needed to fund and re-invest in the business, we will return that capital to shareholders through share repurchases. During 2021 and 2022, we used excess capital to actively repurchase shares rather than growing loan volume through pricing changes at lower profitability. Over those two years, we repurchased approximately 4.3 million shares, which represented 25.4% of the shares outstanding at the beginning of 2021, at a total cost of $2.2 billion. Since then, the competitive environment has improved and our growth rate has increased. In 2023 and 2024, we repurchased approximately 913,000 shares in total, which represented 7.2% of the shares outstanding at the beginning of 2023, at a total cost of $476 million. Over the long term, our share repurchase program has enabled us to grow Economic Profit per diluted share at higher rate than Economic Profit. Likewise, over the long term, we have grown adjusted net income per diluted share at higher rate than adjusted net income. Shares repurchased during 2021 through 2024 enabled us to minimize the per share impact of the declines in Economic Profit and adjusted net income in 2023 and 2024.

The following table summarizes Economic Profit per diluted share for 2005–2024:1

($ in millions)	Economic Profit per diluted share	Year-to-year change in Economic Profit per share
2005	$0.73
2006	$0.91	24.7%
2007	$1.11	22.0%
2008	$1.51	36.0%
2009	$2.50	65.6%
2010	$3.76	50.4%
2011	$5.38	43.1%
2012	$6.23	15.8%
2013	$7.21	15.7%
2014	$8.25	14.4%
2015	$10.32	25.1%
2016	$12.09	17.2%
2017	$13.14	8.7%
2018	$17.43	32.6%
2019	$22.80	30.8%
2020	$26.28	15.3%
2021	$35.66	35.7%
2022	$34.98	-1.9%
2023	$20.02	-42.8%
2024	$16.06	-19.8%

Compound annual growth rate 2005–2024	17.7%

1See Exhibit A for a reconciliation of the adjusted financial measures to the most directly comparable GAAP financial measures.

Over the last 20 years, Economic Profit per diluted share has grown at a compounded annual rate of 17.7% while Economic Profit has grown at a compounded annual rate of 10.8%. Last year, Economic Profit per diluted share declined 19.8% while Economic Profit declined 23.1%.

EXHIBIT A
Reconciliation of GAAP Financial Results to Non-GAAP Measures

($ in millions)	GAAP net income	Floating yield adjustment	Income tax adjustment	Other adjustments	Adjusted net income	Imputed cost of equity	Economic Profit
2005	$72.6	$(2.2)	$0.1	$(7.3)	$63.2	$(34.5)	$28.7
2006	$58.6	$0.4	$(1.7)	$4.4	$61.7	$(29.6)	$32.1
2007	$54.9	$3.6	$(1.2)	$4.4	$61.7	$(27.2)	$34.5
2008	$67.2	$13.1	$0.4	$2.1	$82.8	$(35.8)	$47.0
2009	$146.3	$(19.6)	$(1.8)	$0.1	$125.0	$(45.9)	$79.1
2010	$170.1	$0.5	$(10.4)	$0.3	$160.5	$(47.8)	$112.7
2011	$188.0	$7.1	$(1.3)	$0.3	$194.1	$(51.0)	$143.1
2012	$219.7	$—	$(3.5)	$—	$216.2	$(56.6)	$159.6
2013	$253.1	$(2.5)	$(2.3)	$—	$248.3	$(75.1)	$173.2
2014	$266.2	$(6.0)	$(1.0)	$12.5	$271.7	$(87.5)	$184.2
2015	$299.7	$12.9	$(0.8)	$(2.0)	$309.8	$(93.2)	$216.6
2016	$332.8	$28.1	$1.8	$(2.1)	$360.6	$(113.8)	$246.8
2017	$470.2	$34.1	$(102.4)	$(2.1)	$399.8	$(142.8)	$257.0
2018	$574.0	$(24.4)	$7.4	$(2.5)	$554.5	$(214.1)	$340.4
2019	$656.1	$0.2	$2.9	$(0.8)	$658.4	$(225.7)	$432.7
2020	$421.0	$259.2	$2.1	$4.0	$686.3	$(215.0)	$471.3
2021	$958.3	$(142.0)	$12.6	$(2.1)	$826.8	$(252.7)	$574.1
2022	$535.8	$174.2	$12.2	$(2.1)	$720.1	$(243.5)	$476.6
2023	$286.1	$256.8	$(3.1)	$(4.2)	$535.6	$(275.1)	$260.5
2024	$247.9	$206.9	$5.8	$18.3	$478.9	$(278.6)	$200.3

($ in millions)	GAAP average capital invested[1]	Floating yield adjustment	Income tax adjustment	Other adjustments[2]	Adjusted average capital invested
2005	$519.4	$7.5	$—	$(3.5)	$523.4
2006	$548.0	$5.5	$—	$(5.0)	$548.5
2007	$706.1	$8.2	$—	$(4.2)	$710.1
2008	$960.7	$13.8	$—	$0.5	$975.0
2009	$983.6	$13.2	$—	$1.9	$998.7
2010	$1,057.3	$5.2	$—	$11.7	$1,074.2
2011	$1,346.0	$9.4	$—	$15.7	$1,371.1
2012	$1,715.3	$11.1	$—	$16.4	$1,742.8
2013	$2,024.5	$9.9	$—	$14.8	$2,049.2
2014	$2,324.8	$6.7	$—	$6.6	$2,338.1
2015	$2,792.8	$7.0	$—	$32.1	$2,831.9
2016	$3,513.1	$29.6	$—	$29.3	$3,572.0
2017	$4,200.2	$51.6	$(4.1)	$28.7	$4,276.4
2018	$5,425.8	$80.8	$(117.8)	$32.1	$5,420.9
2019	$6,399.2	$66.2	$(118.5)	$25.3	$6,372.2
2020	$6,874.7	$287.6	$(118.5)	$32.2	$7,076.0
2021	$6,914.1	$243.0	$(118.5)	$39.8	$7,078.4
2022	$6,302.3	$250.8	$(118.5)	$31.5	$6,466.1
2023	$6,508.6	$490.7	$(118.5)	$29.0	$6,909.8
2024	$7,501.8	$757.2	$(118.5)	$—	$8,140.5
1Average capital invested is defined as average debt plus average shareholders’ equity.

2Beginning in 2024, we no longer apply the deferred debt issuance adjustment, which has been explained in prior year letters, because we determined that the adjustment is not material.

	GAAP return on capital[1]	Floating yield adjustment	Income tax adjustment	Other adjustments[2]	Adjusted return on capital
2005	15.6%	-0.6%	0.0%	-1.3%	13.7%
2006	13.3%	-0.1%	-0.3%	1.0%	13.9%
2007	11.0%	0.4%	-0.2%	0.7%	11.9%
2008	9.8%	1.2%	0.0%	0.3%	11.3%
2009	17.0%	-2.2%	-0.2%	0.0%	14.6%
2010	18.9%	0.0%	-1.0%	-0.2%	17.7%
2011	16.7%	0.4%	-0.1%	-0.2%	16.8%
2012	15.1%	-0.1%	-0.2%	-0.1%	14.7%
2013	14.5%	-0.2%	-0.1%	-0.1%	14.1%
2014	13.1%	-0.3%	0.0%	0.4%	13.2%
2015	12.5%	0.4%	0.0%	-0.2%	12.7%
2016	11.3%	0.7%	0.0%	-0.1%	11.9%
2017	13.0%	0.7%	-2.3%	-0.2%	11.2%
2018	12.8%	-0.6%	0.4%	-0.1%	12.5%
2019	12.6%	-0.1%	0.2%	0.0%	12.7%
2020	8.3%	3.3%	0.2%	0.0%	11.8%
2021	15.7%	-2.5%	0.4%	-0.1%	13.5%
2022	10.6%	2.2%	0.4%	0.0%	13.2%
2023	7.6%	3.0%	0.2%	0.0%	10.8%
2024	7.6%	1.8%	0.2%	0.3%	9.9%

1Return on capital is defined as net income plus after-tax interest expense divided by average capital.
2For 2024, other adjustments includes the reversal of the after-tax loss on the sale of a building. For a description of other adjustments prior to 2024, refer to prior year letters.

	GAAP weighted average cost of capital[1]	Floating yield adjustment	Income tax adjustment	Other adjustments	Adjusted weighted average cost of capital[2]
2005	8.3%	0.0%	0.0%	0.0%	8.3%
2006	8.1%	0.0%	0.0%	0.0%	8.1%
2007	7.0%	0.0%	0.0%	0.0%	7.0%
2008	6.4%	0.0%	0.0%	0.0%	6.4%
2009	6.7%	0.0%	0.0%	0.0%	6.7%
2010	7.3%	0.0%	0.0%	-0.1%	7.2%
2011	6.5%	0.0%	0.0%	-0.1%	6.4%
2012	5.6%	0.0%	0.0%	-0.1%	5.5%
2013	5.7%	0.0%	0.0%	0.0%	5.7%
2014	5.2%	0.1%	0.0%	0.0%	5.3%
2015	5.0%	0.0%	0.0%	0.0%	5.0%
2016	4.9%	0.1%	0.0%	0.0%	5.0%
2017	5.1%	0.1%	0.0%	0.0%	5.2%
2018	6.3%	0.1%	-0.1%	-0.1%	6.2%
2019	6.0%	0.1%	-0.1%	0.0%	6.0%
2020	5.1%	0.2%	-0.1%	0.0%	5.2%
2021	5.3%	0.2%	-0.1%	0.0%	5.4%
2022	5.6%	0.4%	-0.2%	0.0%	5.8%
2023	6.7%	0.4%	-0.1%	0.0%	7.0%
2024	7.0%	0.5%	-0.1%	0.0%	7.4%

1The weighted average cost of capital includes both a cost of equity and a cost of debt. The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost-of-debt rate) x average debt / (average equity + average debt x tax rate)].

2The adjusted weighted average cost of capital includes both a cost of adjusted equity and a cost of debt. The cost of adjusted equity capital is calculated using the same formula as above except that adjusted average equity is used in the calculation instead of average equity.

	GAAP net income per diluted share	Non-GAAP adjustments per diluted share[1]	Adjusted net income per diluted share	Imputed cost of equity per diluted share	Economic Profit per diluted share
2005	$1.85	$(0.24)	$1.61	$(0.88)	$0.73
2006	$1.66	$0.09	$1.75	$(0.84)	$0.91
2007	$1.76	$0.22	$1.98	$(0.87)	$1.11
2008	$2.16	$0.50	$2.66	$(1.15)	$1.51
2009	$4.62	$(0.67)	$3.95	$(1.45)	$2.50
2010	$5.67	$(0.32)	$5.35	$(1.59)	$3.76
2011	$7.07	$0.23	$7.30	$(1.92)	$5.38
2012	$8.58	$(0.13)	$8.45	$(2.22)	$6.23
2013	$10.54	$(0.20)	$10.34	$(3.13)	$7.21
2014	$11.92	$0.25	$12.17	$(3.92)	$8.25
2015	$14.28	$0.49	$14.77	$(4.45)	$10.32
2016	$16.31	$1.36	$17.67	$(5.58)	$12.09
2017	$24.04	$(3.60)	$20.44	$(7.30)	$13.14
2018	$29.39	$(1.00)	$28.39	$(10.96)	$17.43
2019	$34.57	$0.13	$34.70	$(11.90)	$22.80
2020	$23.47	$14.79	$38.26	$(11.98)	$26.28
2021	$59.52	$(8.17)	$51.35	$(15.69)	$35.66
2022	$39.32	$13.53	$52.85	$(17.87)	$34.98
2023	$21.99	$19.18	$41.17	$(21.15)	$20.02
2024	$19.88	$18.53	$38.41	$(22.35)	$16.06

1 Non-GAAP adjustments per share include a summation of adjustments made to calculate adjusted net income per share. For additional detail on these adjustments, see the section of this letter entitled “Adjusted Results.”